                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant |X|
Filed by a Party other than the Registrant  |_|

Check the appropriate box:

|_| Preliminary Proxy Statement          |_| Confidential, For Use of the
|X| Definitive Proxy Statement               Commission Only (as permitted by
|_| Definitive Additional Materials          Rule 14a-6(e)(2)
|_| Soliciting Material Pursuant to
    Rule 14a-11(c) or Rule 14a-12

                              EMERGING VISION, INC.
                              ---------------------
                (Name of Registrant as Specified in its Charter)

     ----------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   |X|   No fee required.
   |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

         (2) Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how its was determined):

         (4) Proposed maximum aggregate value of transaction:

         (5) Total fee paid:

|_| Fee paid previously with preliminary materials:

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1) Amount previously paid:

         (2) Form, Schedule or Registration Statement no.:

         (3) Filing Party:

         (4) Date Filed:

                              EMERGING VISION, INC.
                             1500 Hempstead Turnpike
                           East Meadow, New York 11554

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             To be held May 26, 2000

         The Annual Meeting of Shareholders of Emerging Vision, Inc. ("Emerging" or the "Company") will be held at The Sky Club, 200 Park Avenue, 56th Floor, New York, New York 10166 on Friday, the 26th day of May, 2000, at 9:00 a.m. (local time), for the following purposes:

         (1) to elect three Class 1 Directors to the Company's Board of Directors to hold office until the 2002 Annual Meeting of Shareholders or until each of their respective successors shall have been duly elected and qualified;

         (2) to ratify the selection of Arthur Andersen LLP, independent public accountants, as the auditors of the Company for the 2000 fiscal year; and

         (3) to transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

         The Board of Directors has fixed the close of business on April 21, 2000 as the record date for the determination of the shareholders of the Company entitled to notice of, and to vote at, the Annual Meeting of Shareholders. Each share of the Company's Common Stock, par value $.01 per share, is entitled to one vote on all matters presented at the Annual Meeting; and each share of the Company's Senior Convertible Preferred Stock, par value $.01 per share, is entitled to 133,333 votes on all matters presented at the Annual Meeting.

         ALL HOLDERS OF THE COMPANY'S COMMON STOCK AND SENIOR CONVERTIBLE PREFERRED STOCK (WHETHER THEY EXPECT TO ATTEND THE ANNUAL MEETING OR NOT) ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN PROMPTLY THE PROXY CARD ENCLOSED WITH THIS NOTICE.

                                             By Order of the Board of Directors

                                             By: /s/ Joseph Silver
                                                ------------------------------
                                                JOSEPH SILVER,
                                                Secretary

April 28, 2000

                              EMERGING VISION, INC.
                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

                             To be held May 26, 2000

                                  INTRODUCTION

         This Proxy Statement is being furnished to shareholders of record of Emerging Vision, Inc. ("Emerging" or the "Company") as of April 21, 2000, in connection with the solicitation, by the Board of Directors of Emerging, of proxies for the 2000 Annual Meeting of Shareholders to be held at The Sky Club, 200 Park Avenue, 56th Floor, New York, New York on Friday, May 26, 2000, at 9:00 a.m. (local time), or at any and all adjournments thereof (the "Annual Meeting" or "Meeting"), for the purposes stated in the Notice of Annual Meeting of Shareholders to which this Proxy Statement is annexed. The approximate date of mailing to Shareholders of the Notice of Annual Meeting, this Proxy Statement, the enclosed form of Proxy and the Company's Annual Report for the year ended December 31, 1999, is May 2, 2000.

                       OUTSTANDING STOCK AND VOTING RIGHTS

         The Board of Directors has fixed the close of business on April 21, 2000 as the record date for the determination of shareholders entitled to notice of the Annual Meeting, and only holders of record of the Common Stock, par value $.01 per share (the "Common Stock"), and Senior Convertible Preferred Stock, par value $.01 per share (the "Preferred Stock" and, together with the Common Stock, hereinafter collectively referred to as the "Capital Stock"), of the Company on that date will be entitled to notice of, and to vote at, the Annual Meeting. As of the record date, the Company had outstanding 25,558,564 shares of Common Stock, each share of Common Stock being entitled to one vote on all matters presented at the Annual Meeting, and 2.506252 shares of Preferred Stock, each share of Preferred Stock being entitled to 133,333 votes on all matters presented at the Annual Meeting.

         The presence, in person or by proxy, of the holders of shares which represent a majority of the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted to determine whether a quorum is present. A plurality of the votes cast at the Meeting is required for the election of Directors. For all other matters to be considered at the Annual Meeting, a vote of a majority of the votes cast on the matter will be required for approval. Broker non-votes and abstentions will not be counted for purposes of determining the number of votes cast. The Directors and officers as a group have indicated their intention to vote "FOR" the election, to the Board of Directors, of the individuals named as nominees herein, and "FOR" each of the other items to be considered at the Annual Meeting.

         If the enclosed Proxy is signed and returned, it may, nevertheless, be revoked at any time prior to the voting thereof at the pleasure of the shareholder signing it, either by delivering written notice of revocation to the Secretary of the Company, or by voting the shares covered thereby in person or by another proxy dated subsequent to the date thereof.

         Shares represented by duly executed proxies in the accompanying form will be voted in accordance with the instructions indicated on such proxies, and if no such instructions are indicated thereon, will be voted in favor of the nominees named below for election as Directors and for the other proposals referred to below. In their discretion, the Proxies are authorized to consider and vote upon such matters incident to the conduct of the Annual Meeting and upon such other business matters or proposals as may properly come before the Meeting that the Board of Directors of the Company did not know, within a reasonable time prior to this solicitation, would be presented at the Meeting.

                        SECURITY OWNERSHIP OF MANAGEMENT
                          AND CERTAIN BENEFICIAL OWNERS

         I.  COMMON STOCK:
             ------------

         The following table sets forth certain information, as of April 21, 2000, regarding the beneficial ownership of the Company's Common Stock by: (i) each shareholder known by the Company to be the beneficial owner of more than five percent of the outstanding shares of the Company's Common Stock; (ii) each Director of the Company; (iii) each executive officer of the Company who is not a Director; and (iv) all Directors and executive officers of the Company as a group. The percentages in the "Percent of Total Voting Power" column do not give effect to shares included in the "Beneficial Ownership" column as a result of the ownership of options or warrants. Unless otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information provided by such owners, have sole investment and voting power with respect to such shares. The address of William F. Stasior is 3570 East Calle Porta De Acero, Tucson, Arizona 85718. The address of Suresh V. Mathews is c/o Rare Medium, Inc., 901 Main Street, Suite 2301, Dallas, Texas 75202. The address of each of Gregory T. Cook and Sara V. Traberman is 44 West 18th Street, New York, New York 10011. The address of James E. Ewer is 901 Main Street, Dallas, Texas 75202. The address of Joel Gold is c/o Berry Shino Securities, 430 Park Avenue, Suite 610, New York, New York 10022. The address of each of Robert and Kim Greenberg is c/o Insight Laser Centers, Inc., 725 Fifth Avenue, New York, New York 10022. The address of all other persons listed below is 1500 Hempstead Turnpike, East Meadow, New York 11554.

                                             Beneficial       Percent of        Percent of Total
Name                                         Ownership          Class             Voting Power
----                                         ---------          -----             ------------
William F. Stasior (**)..................        -0-  (1)          *                    *
Dr. Robert Cohen (**)....................   1,527,157 (2)       5.8%                 2.7%
Dr. Alan Cohen (***).....................   1,640,324 (3)       6.3%                 3.7%
Suresh V. Mathews (**)...................        -0-  (4)          *                    *
Gregory T. Cook (***)....................        -0-  (5)          *                    *
Joel Gold (**)...........................      21,500 (6)          *                    *
Sara V. Traberman (****).................        -0-  (7)          *                    *
Joseph Silver (****).....................     233,569 (8)          *                    *
Jerry Darnell (****).....................      96,569 (9)          *                    *
James E. Ewer (****).....................        -0- (10)          *                    *
Dr. Nicholas Shashati (****).............      10,000(11)          *                    *
William J. Young (****)..................      30,000(12)          *                    *
Robert Greenberg (****)..................        -0-               *                    *
All Directors and executive
officers as a group (13 persons)            3,559,119(13)      13.0%                 6.4%

-----------------------------
*     less than 1%
**    Director
***   Director and executive officer
****  executive officer
--------

(1) Excludes 200,000 options which are subject to certain vesting requirements.

(2) This number includes: (i) the right to acquire 666,667 shares of Common Stock upon the exercise of presently exercisable, outstanding options; and (ii) 150,000 presently exercisable options granted to Dr. Robert Cohen, as the designee of Meadows Management, LLC, a limited liability company owned by Drs. Robert and Alan Cohen ("Meadows").

(3) This number includes: (i) the right to acquire 533,334 shares of Common Stock upon the exercise of presently exercisable, outstanding options; and (ii) 150,000 presently exercisable outstanding options granted to Dr. Alan Cohen, as the designee of Meadows. Excludes an additional 83,333 options which are subject to certain vesting requirements.

(4) Excludes 200,000 options which are subject to certain vesting requirements.

(5) Excludes 800,000 options which are subject to certain vesting requirements.

(6) This number represents 1,500 shares of Common Stock owned by Mr. Gold's children and the right to acquire 20,000 shares of Common Stock upon the exercise of presently exercisable, outstanding options.

(7) Excludes 400,000 options which are subject to certain vesting requirements.

(8) This number represents the right to acquire 233,569 shares of Common Stock upon the exercise of presently exercisable, outstanding options, but excludes an additional 50,000 options which are subject to certain vesting requirements.

(9) This number represents the right to acquire 96,569 shares of Common Stock upon the exercise of presently exercisable, outstanding options, but excludes an additional 100,000 options which are subject to certain vesting requirements.

(10) Excludes 200,000 options which are subject to certain vesting requirements.

(11) This number represents the right to acquire 10,000 shares of Common Stock upon the exercise of presently exercisable, outstanding options, but excludes an additional 30,000 options which are subject to certain vesting requirements.

(12) This number represents the right to acquire 30,000 shares of Common Stock upon the exercise of presently exercisable, outstanding options, but excludes an additional 65,000 options which are subject to certain vesting requirements.

(13) This number includes: the right to acquire 1,890,139 shares of Common Stock upon the exercise of presently exercisable, outstanding options. In accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended, the 1,890,139 shares of Common Stock for which the Company's Directors and executive officers, as a group, hold currently exercisable options, have been added to the total number of issued and outstanding shares of Common Stock solely for the purpose of calculating the percentage of such total number of issued and outstanding shares of Common Stock beneficially owned by such Directors and executive officers as a group.

         II.      SENIOR CONVERTIBLE PREFERRED STOCK:

         Set forth below is the name, address, stock ownership and voting power of each person or group of persons known by the Company to own beneficially more than 5% of the outstanding shares of the Company's Senior Convertible Preferred
Stock:

                                                                  Percent of
                                      Beneficial     Percent      Total Voting
            Name                      Ownership      of Class     Power
            ----                      ---------      --------     -----

Huberfeld/Bodner Family Foundation
 152 West 57th Street
 New York, NY 10019                     1.77(1)       70.6%            *
Rita Folger
 1257 East 24th Street
 Brooklyn, NY 11210                      .74(2)       29.4%            *


(*) Less than 1%

(1) These shares are convertible into an aggregate of 235,833 shares of Common Stock and the holder thereof will be entitled to cast that number of votes at the Annual Meeting.

(2) These shares are convertible into an aggregate of 98,333 shares of Common Stock and the holder thereof will be entitled to cast that number of votes at the Annual Meeting.

                        DIRECTORS AND EXECUTIVE OFFICERS

         The Board of Directors consists of six Directors. The Directors of the Company are divided into two classes, designated as Class 1 and Class 2, respectively. Directors of each Class will be elected at the Annual Meeting of the Shareholders of the Company held in the year in which the term of such Class expires, and will serve thereafter for two years. All Directors serve until their respective successors are duly elected and qualified or until an earlier resignation, removal from office, retirement or death. Messrs. William F. Stasior, Suresh V. Mathews and Gregory T. Cook presently serve as Class 1 Directors and are scheduled to hold office until the 2000 Annual Meeting of Shareholders. Drs. Robert and Alan Cohen and Mr. Joel Gold presently serve as Class 2 Directors and are scheduled to hold office until the 2001 Annual Meeting of Shareholders.

Item 1.           ELECTION OF DIRECTORS (PROPOSAL 1)

         The Board of Directors has nominated Messrs. William F. Stasior, Suresh
V. Mathews and Gregory T. Cook to serve as Class 1 Directors until the 2002 Annual Meeting of Shareholders or until their respective successors are duly elected and qualified.

         The following table lists the current Class 1 and Class 2 Directors of the Company:

Class 1 - Term Expires in 2000

Mr. William F. Stasior   (Current Director standing for election at the Annual
                         Meeting)
Mr. Suresh V. Mathews    (Current Director standing for election at the Annual
                         Meeting)
Mr. Gregory T. Cook      (Current Director standing for election at the Annual
                         Meeting)

Class 2 - Term Expires in 2001

Dr. Robert Cohen         (Current Director)
Dr. Alan Cohen           (Current Director)
Mr. Joel Gold            (Current Director)

         Shares represented by proxies returned duly executed will be voted, unless otherwise specified, in favor of the following three nominees: William F. Stasior, Suresh V. Mathews and Gregory T. Cook. Each nominee for Director has consented to serve on the Board of Directors and will be elected by a plurality of the votes cast at the Annual Meeting. If any (or all) such persons should be unavailable or unable to serve, the persons named in the enclosed Proxy will vote the shares covered thereby for such substitute nominee (or nominees) as the Board of Directors may select; however, at the present time, the Board of Directors knows of no reason why any nominee might be unable to serve. Shareholders may withhold authority to vote for any nominee by entering the name of such nominee in the space provided for such purpose on the enclosed Proxy Card.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES NAMED HEREIN.

             INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

         The Directors and executive officers of Emerging are as follows:

Name                   Age            Position
----                   ---            --------

William F. Stasior      59    Chairman of the Board of Directors
Alan Cohen, O.D.        49    Vice-Chairman of the Board of Directors; President
                              -Retail Optical Store Division
Gregory T. Cook         40    President; Chief Executive Officer; Director
Robert Cohen, O.D.      55    Director
Suresh V. Mathews       52    Director
Joel Gold               57    Director
Sara V. Traberman       40    Chief Financial Officer; Senior Vice President-
                              Finance
Jerry Darnell           48    Senior Vice President-Business Development
James E. Ewer           43    Senior Vice President-Operations
Joseph Silver           54    Executive Vice President-Legal Affairs; Secretary;
                              General Counsel
Dr. Nicholas Shashati   40    President - VisionCare of California
William J. Young        49    Vice President-Finance; Treasurer
Robert B. Greenberg     55    President and Chief Executive Officer - Insight
                              Laser Centers, Inc.

         William F. Stasior was appointed as Chairman of the Company's Board of Directors, effective April 10, 2000. From 1991 to 1998, Mr. Stasior served as the Chairman and Chief Executive Officer of Booz-Allen & Hamilton, Inc., one of the world's largest management and technology consulting firms. Mr. Stasior currently serves on the Board of Advisors for both Northwestern University's Kellogg Graduate School of Management and INSEAD, the leading business school in Europe, and serves on the Board of Directors of Opnet, a software company that specializes in enhancing network performance for the Internet and other applications. Mr. Stasior is also a member of the Board of Directors of the United Negro College Fund, and chairs several of its committees. He is active in technical professional associations, and has served on various panels of the National Research Council.

         Dr. Alan Cohen has served as a Director of the Company since inception. He also served as Chief Operating Officer of the Company from 1992 until October, 1995, when he became Vice Chairman of the Board of Directors, and as the Company's President, Chief Executive Officer and Chief Operating Officer from October, 1998 through April 17, 2000, when he became President of the Company's retail optical store division. Dr. Cohen, together with his brother, Dr. Robert Cohen, are the owners of Meadows Management, LLC ("Meadows") which, until April 9, 2000, rendered consulting services to the Company. From 1974 to the present, Dr. Alan Cohen has been engaged in the retail and wholesale optical business. For more than 10 years, Dr. Cohen has also been a director, principal shareholder and officer of Cohen Fashion Optical, Inc. and its affiliates ("CFO"), which currently maintains its principal offices in East Meadow, New York. Dr. Cohen and his brother, Dr. Robert Cohen, also are shareholders of CFO. CFO engages in the operation and franchising of retail optical stores similar to those operated and franchised by the Company. Dr. Cohen is also an officer and a director of several management and real estate companies and other businesses. Dr. Cohen graduated from the Pennsylvania School of Optometry in 1972, where he received a Doctor of Optometry degree.

         Gregory T. Cook joined the Company's Internet division in March, 2000 as its President and Chief Executive Officer. On March 30, 2000, he was appointed as a Director of the Company and, on April 18, 2000, became the Company's President and Chief Executive Officer. From April, 1999 to March, 2000, Mr. Cook was Senior Vice President and Chief Administrative Officer of Rare Medium, Inc. ("Rare Medium"), the entity retained by the Company to render consulting services to it in connection with its e-commerce initiatives, as well as Emerging's exclusive provider of e-commerce web services. From November, 1995 to March, 1999, Mr. Cook served as the President and Chief Executive Officer of Raven Eye, a specialty designer/importer/distributor of high-end sunglasses and optical frames; and from October, 1991 to October, 1995, he served as the President and Chief Executive Officer of Foster Grant, a sunglass and optical company. Mr. Cook, in 1983, received a BA degree in Finance and Economics from Texas Tech University and, in 1984, received an MBA from the University of North Texas.

         Dr. Robert Cohen served as Chairman of the Board of Directors of the Company from inception through April 7, 2000, when he resigned as Chairman. He also served as Chief Executive Officer of the Company from inception until October, 1995. Dr. Cohen, together with his brother, Dr. Alan Cohen, are the owners of Meadows which, until April 9, 2000, rendered consulting services to the Company. From 1968 to the present, Dr. Robert Cohen has been engaged in the retail and wholesale optical business. For more than 10 years, Dr. Cohen has also served as President and a director of CFO, which currently maintains its principal offices in East Meadow, New York. Dr. Cohen and his brother, Dr. Alan Cohen, also are shareholders of CFO. Dr. Cohen is also an officer and a director of several management and real estate companies and other businesses. He is a graduate of the Pennsylvania School of Optometry where, in 1968, he received his Doctor of Optometry degree.

         Suresh V. Mathews was appointed as a Director of the Company on March 30, 2000. Mr. Mathews, since February, 1999, has served as the President and Chief Operating Officer of Rare Medium, and has 25 years of information technology, systems development and telecommunications experience. From 1997 to February 1999, Mr. Mathews was Senior Vice President and Chief Information Officer of Quaker State Oil Company, a company engaged in the manufacturing and distribution of petroleum products; from 1995 to 1997, as Vice President and General Manager of PepsiCo, Inc., and as Vice President and Chief Information Officer of its subsidiary, KSC Corp.; and from 1992 to 1995, as Chief Information Officer of Booz-Allen & Hamilton, Inc., one of the world's largest management and technology consulting firms. Mr. Mathews graduated from Mankato State University in 1975, where he received his B.S. degree.


         Joel L. Gold has served as a Director of Emerging since December 1995. He is currently Executive Vice-President-Investment Banking of Berry Shino Securities, Inc., an investment banking firm located in New York City. From January, 1999 until December, 1999, he was an executive vice-president of Solid Capital Markets, an investment banking firm also located in New York City. From September 1997 to January 1999, he served as a Senior Managing Director of Interbank Capital Group, LLC, an investment banking firm located in New York City. From April, 1996 to September, 1997, Mr. Gold was an Executive Vice President of LT Lawrence & Co., and from March, 1995 to April, 1996, a Managing Director of Fechtor Detwiler & Co., Inc., a representative of the underwriters for the Company's initial public offering. Mr. Gold was a Managing Director of Furman Selz Incorporated from January 1992 until March 1995. From April 1990 until January 1992, Mr. Gold was a Managing Director of Bear Stearns and Co., Inc. ("Bear Stearns"). For approximately 20 years before he became affiliated with Bear Stearns, he held various positions with Drexel Burnham Lambert, Inc. He is currently a director of Concord Camera Corp., a manufacturer and distributor of cameras ("Concord"); Life Medical Sciences, a biotechnological company ("Life"); and PMCC Financial Corp. ("PMCC"), a specialty, consumer finance company. He currently serves on the Compensation Committee of each of Concord, Life and PMCC.

         Sara V. Traberman joined the Company's Internet division in March, 2000 as its Senior Vice President-Finance and Chief Financial Officer; and on April 18, 2000, became the Company's Senior Vice President-Finance and Chief Financial Officer. From September 1999 through March 2000, Ms. Traberman was Vice President, Senior Marketing Officer for PNC Bank's Business Credit unit. From March 1992 through August 1999, Ms. Traberman held various positions at Transamerica Commercial Finance Corporation, including Senior Vice President at Transamerica Business Credit and Senior Vice President-Credit of TIFCO, Transamerica's premium finance unit. Ms. Traberman joined Transamerica as part of a portfolio acquisition of Citicorp Business Loans, a subsidiary of Citibank, N.A. Ms. Traberman joined Citicorp Business Loans in 1987 and was a Vice President-Transactor, responsible for sourcing and managing middle market transactions. Ms. Traberman graduated from Georgetown University in 1981 with a BS in Finance/Economics and received an MBA from Pace University in 1987.

         Jerry Darnell served as Emerging's Executive Vice President-Franchising from July 1992 to September 1998, and as its Chief Operating Officer-Franchise Division from September, 1998 through April 17, 2000, when he was appointed to the position of Senior Vice President-Business Development for both the Company's Internet and retail optical store divisions. From February 1990 through December 1991, Mr. Darnell served as Director of Franchise Development for Physicians Weight Loss Centers, Inc., located in Akron, Ohio. From July 1989 to February 1990, he was Senior Vice President of Formu-3 International, Inc., a company operating company owned and franchised weight loss centers, located in Canton, Ohio. From August 1988 to July 1989, Mr. Darnell was Vice President of Franchise Development of Medicine Shoppe International, Inc., a company in the business of franchising retail pharmaceutical stores, located in St. Louis, Missouri, having first been associated with that company, as a consultant, in November 1987. Mr. Darnell is a member of the International Franchise Association, served as Chairman of its trade show exhibit committee and has served as a franchise consultant to many franchise organizations where he has been a seminar leader. He has also been a keynote speaker for national sales and business organizations.

         James E. Ewer joined the Company's Internet division in March 2000 as its Senior Vice President-Operations. From June 1999 through March 2000, Mr. Ewer was with Decision Consultants and held a leadership role managing ERP implementations, systems integration, business process improvements, and e-business installations. From August 1998 through April 1999, Mr. Ewer was responsible for strategic systems development at CellStar Corporation, a leading supplier of satellite and terrestrial phones, tracking devices and pagers. From December 1993 through August 1998, Mr. Ewer was Vice President-Operations at Foster Grant where he was the architect of an optical industry supply chain management system for the procurement and distribution of more than 40 million units on an annual basis. Mr. Ewer graduated from Indiana University in 1997 with a BS degree and received an MBA from Southern Methodist University in 1999.

         Joseph Silver has served as Executive Vice President-Legal Affairs and Secretary of, and General Counsel to, the Company since March 1992. From May 1985 to December 1991, Mr. Silver served as General Counsel to The Trump Organization, located in New York, New York. Mr. Silver is a member of the New York State Bar, and received a Juris Doctorate degree from Brooklyn Law School in 1969. Mr. Silver, together with his wife, are the principal stockholders of RJL Optical, Inc., the franchisee of the Sterling Optical Center located in Great Neck, New York, which is presently being managed by the Company.

         Dr. Nicholas Shashati has been the Director of Professional Services of the Company since July, 1992 and, since March 1, 1998, President of the Company's wholly owned subsidiary, VisionCare of California ("VCC"). Dr. Shashati earned a Doctor of Optometry degree from Pacific University of California in 1984, and received a Bachelor of Science degree from Pacific University and a Bachelor of Science degree in Biology from San Diego State University. Dr. Shashati is licensed as an optometrist in the States of New York, California, Arizona and Oregon. He is Chairperson for the Quality Assurance Committee of the Company, as well as a Practice Management Consultant.

         William J. Young: (i) from March 1998 through April 17, 2000, served as the Company's Executive Vice President-Finance, Chief Financial Officer and Treasurer; and (ii) on April 18, 2000, was appointed Vice President-Finance and Treasurer. From December 1987 through March 1998, Mr. Young served in various capacities with Sbarro, Inc., an 800 store restaurant chain, first, as its Director of Internal Audit, thereafter, as its Controller, and, finally, as its Director of Corporate Finance. Mr. Young has been a Certified Public Accountant for more than ten years.

     Robert B. Greenberg is President and CEO of the Company's 66.67% owned subsidiary, Insight Laser Centers, Inc. From July 1998 to June 1999, Mr. Greenberg served as Chairman and Chief Executive Officer of, and a consultant to, Ergovision, Inc., which is now known as "EyeCity.com", a company that markets specialty consumer eyeglasses, sunglasses, and eyedrops over the Internet. From August, 1994 to December 31, 1997, Mr. Greenberg was the Chief Executive Officer of the Company. For five years prior thereto, Mr. Greenberg served as president of Natural Cosmetic Licensing, Inc. and its predecessor, the licensor of I-Natural Cosmetic Products. Mr. Greenberg has also served as a director of Benihana, Inc. and its predecessor, Benihana National Corp., since 1983.



                       OPERATION OF THE BOARD OF DIRECTORS

         During the fiscal year ended December 31, 1999, the Board of Directors of the Company held two meetings in person, held an additional three meetings telephonically, and acted by written consent four times. Each Director attended at least 75% of the meetings held by the Board of Directors during the period in which such Director served, including the meetings held by the Committees on which such Director served.

Committees of the Board

         The standing committees of the Board of Directors include the Executive Committee, the Audit Committee, the Compensation Committee and the Independent Committee.

         The Executive Committee, whose members are Drs. Robert and Alan Cohen and Mr. Joel Gold, is generally authorized to exercise the powers of the Board of Directors in connection with the management of the Company; provided, however, that the Executive Committee does not have the authority to submit to shareholders any action that needs shareholder approval under law, fill vacancies in the Board of Directors or in any Committee, fix the compensation of Directors for serving on the Board of Directors or on any Committee, amend or repeal the By-Laws of the Company or adopt new by-laws of the Company, or amend the Company's Certificate of Incorporation. The Executive Committee was established in December 1995, and, during the year ended December 31, 1999, acted two times by unanimous written consent.

         The Audit Committee, whose members currently are Dr. Robert Cohen, Joel Gold and Suresh V. Mathews (and whose members, during the 1999 fiscal year, were Joel Gold, William Young and Edward Celano) recommends the selection of the Company's independent auditors, receives reports from such independent auditors on any material recommendations made to management, and reviews, with the auditors, any material questions or problems with respect to the accounting records, procedures or operations of the Company which have not been resolved to their satisfaction after having been brought to the attention of management. The Audit Committee was established in December, 1995 and met once during the year ended December 31, 1999.

         The Compensation Committee, whose members are Drs. Robert and Alan Cohen and Mr. Joel Gold, administers the Company's 1995 Stock Incentive Plan and recommends to the Board of Directors the salaries and bonuses of the executive officers of the Company. The Compensation Committee was established in December, 1995 and, during the year ended December 31, 1999, acted twelve times by unanimous written consent.

         The Independent Committee, whose members are Joel Gold, Suresh V. Mathews and Alan Cohen (and whose members, during the 1999 fiscal year, were Joel Gold, Edward Celano and Jerry Lewis), is generally authorized to review any transaction (or series of transactions) involving more than $10,000 in any single instance, or more than $50,000 in the aggregate (other than compensation matters which are determined by the Compensation Committee) between the Company and: (i) any of its Directors, officers, principal shareholders, and/or each of their respective affiliates; or (ii) any employee of, or consultant to, the Company who also renders services to CFO, a retail optical company owned by certain shareholders of the Company, whether or not for compensation (in which event, Dr. Cohen will be required to abstain from voting). The Independent Committee was established in December, 1995 and, during the year ended December 31, 1999, acted four times by unanimous written consent.

                              DIRECTOR COMPENSATION

         Directors who are not employees or officers of the Company or associated with the Company receive $750 for each Board and Committee meeting attended in person, and $250 for each Board and Committee meeting attended telephonically. Further, all Directors are reimbursed for certain expenses in connection with their attendance at Board and Committee meetings.

         On July 26, 1999, the Board of Directors (with Mr. Joel Gold abstaining) authorized the grant, to each of Joel Gold, Edward Celano and Dr. Edward Cohen, of options, each having a term of ten years, to purchase 10,000 shares, each, of the Company's Common Stock at an exercise price equal to the composite closing price ($3.50), as quoted on the NASDAQ Stock Market (the "Closing Price") of said Common Stock on the date of grant.

         In addition to the foregoing, on July 26, 1999, the Independent and Compensation Committees of the Board of Directors (with Dr. Robert Cohen abstaining) authorized the grant, to Dr. Robert Cohen, of options to purchase 250,000 shares of the Company's Common Stock; and, on April 7, 2000, agreed to continue the payment, to Dr. Robert Cohen, of $50,000 per year, in consideration of his agreeing to continue to serve as a member of the Company's Board of Directors and Executive Committee.

         Furthermore: (i) on February 17, 2000, the Independent and Compensation Committees of the Board of Directors authorized the grant to each of Drs. Robert and Alan Cohen, options to purchase 300,000 shares of the Company's Common Stock, each of which options has a term of ten years, has an exercise price equal to the Closing Price on the date of grant ($8.25) and vested immediately;
(ii) on February 23, 2000, the Compensation Committee authorized the grant, to Gregory T. Cook, of options to purchase 800,000 shares of the Company's Common Stock at exercise price equal to the Closing Price on the day immediately preceding the date of grant ($8.0625)(see "Employment Agreements"); and (iii) on April 7, 2000, the Board of Directors authorized the grant, to each of William
F. Stasior and Suresh V. Mathews, of options to purchase 200,000 shares of the Company's Common Stock at an exercise price equal to the Closing Price on the date of grant ($6.00): (x) each of which options has a term of ten years; and
(y) one-third of which will vest as of April 6, 2001, 2002 and 2003, provided such individual is then still serving as a Director of the Company.

         Other than with respect to reimbursement of expenses, Directors who are employees or officers of the Company will not receive additional compensation for serving as a Director.

                      COMPLIANCE WITH SECTION 16(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and Directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Executive officers, Directors and greater than ten percent shareholders are required, by SEC regulation, to furnish the Company with copies of all Section 16(a) forms they may file.

         Based solely on a review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that, during the year ended December 31, 1999, all Section 16(a) filing requirements applicable to its executive officers, Directors and greater than ten percent beneficial owners were complied with, except that, in certain instances, certain of the Company's Directors and/or executive officers may have been late in filing each of their respective Forms 4 and/or 5.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following Summary Compensation Table sets forth the compensation of the Company's Chief Executive Officer for the three years ended December 31, 1999, and the other four most highly compensated executive officers of the Company in the year ended December 31, 1999 (collectively, the "Named Executive Officers").

                                                SUMMARY COMPENSATION TABLE

=================================================================================================================

                                                                                   Long Term
                                                Annual Compensation              Compensation
                                                -------------------               Securities
                                  Fiscal                                          Underlying       All Other
Name and Principal Position        Year         Salary        Bonus              Stock Options    Compensation
---------------------------       ------        ------        -----              -------------    ------------
-----------------------------------------------------------------------------------------------------------------
Alan Cohen                        1999        $250,000         --                    --           $ 12,594 (4)
President-Retail Optical          1998        $ 45,192         --               250,000 (3)       $ 16,447 (4)
Store Division and Vice           1997             --          --               216,667 (2)       $  8,050 (4)
Chairman of the Board of
Directors (1)
-----------------------------------------------------------------------------------------------------------------
Jerry Lewis                       1999             --          --                    --                 --
President, Chief                  1998        $217,730         --                83,333 (6)       $ 17,324 (8)
Executive Officer, Chief          1997        $156,801         --               250,000 (6)       $ 34,345 (7)
Operating Officer and
Director (5)
-----------------------------------------------------------------------------------------------------------------
Jerry Darnell                     1999        $199,500     $71,000 (10)          25,000 (12)      $ 16,378 (13)
Senior Vice President-            1998        $197,965     $82,257 (10)          25,000 (12)      $ 20,399 (13)
Business Development(9)           1997        $159,600     $71,553 (10)         193,569 (11)      $ 14,786 (13)
-----------------------------------------------------------------------------------------------------------------
Joseph Silver                     1999        $126,200     $15,000               25,000           $167,782 (14)(15)
Executive Vice                    1998        $124,477     $15,000               25,000           $150,795 (14)(15)
President, Secretary and          1997        $100,800     $21,600              193,569 (11)      $161,844 (14)(15)
General Counsel
-----------------------------------------------------------------------------------------------------------------
William Young                     1999        $132,308     $12,200               65,000 (17)      $ 17,797 (18)
Vice President-Finance            1998        $ 93,681     $18,013               30,000           $ 13,148 (18)
and Treasurer (16)                1997        $    --          --                   --                  --
-----------------------------------------------------------------------------------------------------------------
Dr. Nicholas Shashati             1999        $103,500     $   --                30,000 (20)      $  6,000 (21)
President-VisionCare of           1998        $ 81,157     $   --                10,000           $  2,500 (21)
California (19)                   1997        $    --      $   --                   --            $
=================================================================================================================



(1) Alan Cohen was appointed to the positions of President, Chief Executive Officer and Chief Operating Officer as of October 15 1998, resigned from each of such positions on April 17, 2000 and, on April 18, 2000, was appointed as the President of the Company's retail optical store division.

(2) Includes 66,667 options granted to Dr. Cohen in partial consideration of his making certain loans to the Company, and 150,000 additional options granted to Dr. Cohen, as a member of Meadows Management, LLC, a limited liability company previously retained to render consulting services to the Company.

(3) Such options vest: (i) one-third, immediately; (ii) one-third on October 15, 1999; and (iii) one-third on the first to occur of October 15, 2000, the date that Dr. Cohen shall have resigned as the Company's President and CEO (April 17, 2000); and (iii) the date of the occurrence of certain other specified events.

(4) Represents automobile lease payments made on behalf of Dr. Cohen and reimbursement of medical insurance deductions.

(5) Mr. Lewis resigned from his position as the Company's President, Chief Executive Officer and Chief Operating Officer, effective October 15, 1998.

(6) As a result of Mr. Lewis' resignation on October 15, 1998, 166,667 of the 250,000 options, previously granted to him in 1997, expired.

(7) Represents legal fees advanced by the Company in connection with Mr. Lewis' emigration to the United States, relocation expenses pertaining thereto, life and disability insurance premiums paid by the Company, car allowance payments made to and/or on behalf of Mr. Lewis, and reimbursement of medical insurance deductions.

(8) Represents life and disability insurance premiums paid by the Company, car allowance payments made to and/or on behalf of Mr. Lewis, and reimbursement of medical insurance deductions.

(9) Mr. Darnell: (i) was appointed to the position of Chief Operating Officer-Franchise Division on September 18, 1999; (ii) resigned such position on April 17, 2000; and (iii) was appointed to the position of Senior Vice President-Business Development on April 18, 2000.

(10)     Represents commissions paid to Mr. Darnell.

(11)     All of such options vested in November, 1999.

(12)     These options will vest on the second anniversary of the date of grant.

(13) Represents car allowance payments made to Mr. Darnell, life insurance and disability insurance premiums paid by the Company, and reimbursement of medical insurance deductions.

(14)     Includes $138,512, $123,039 and $132,600 in legal fees paid by
         Sterling Vision of California, Inc. ("SVCI") in 1999, 1998 and 1997, respectively.

(15) Includes car allowance payments made to and/or on behalf of Mr. Silver, life insurance and disability insurance premiums paid by the Company and reimbursement of medical insurance deductions.

(16) Mr. Young was appointed to the positions of Executive Vice President-Finance, Chief Financial Officer and Treasurer on March 16, 1998 and began his employment with the Company on March 30, 1998. On April 17, 2000, Mr. Young resigned as the Company's Executive Vice-President-Finance and Chief Financial Officer and, on April 18, 2000, was appointed to the positions of Vice President-Finance and Treasurer.

(17)     These options are subject to certain vesting requirements.

(18) Includes car allowance payments made to Mr. Young, life insurance and disability insurance premiums paid by the Company and reimbursement of medical insurance deductions.

(19) Dr. Shashati became employed by Vision Care of California as of January 1, 1998.

(20)     These options are subject to certain vesting requirements.

(21)     Represents car allowance payments made to Dr. Shashati.

                        OPTION GRANTS IN LAST FISCAL YEAR

         During the fiscal year ended December 31, 1999, the Company's Compensation Committee granted the following options to the Company's Chief Executive Officer and each of the four other highest paid executive officers of the Company (the "Named Executive Officers"):

         (i) on each of January 15, 1999, April 9, 1999 and April 27, 1999, the Company's Compensation Committee granted to Mr. Young, the Company's Treasurer and Vice-President-Finance, an aggregate of 10,000, 10,000 and 20,000 additional options, respectively, to purchase shares of the Company's Common Stock, each of which options has a term of ten years, will vest on the second anniversary of the date of grant and has an exercise price equal to the respective Closing Prices on the date of each grant;

         (ii) on December 22, 1999, the Company's Compensation Committee additionally granted to Mr. Young an additional 25,000 options to purchase shares of its Common Stock, each of which options has a term of ten years, have an exercise price equal to the Closing Price on the date of the grant, and will vest as follows: 50% on December 22, 2000; and 50% on December 22, 2001;

         (iii) on December 3, 1999, the Company's Compensation Committee granted to Joseph Silver, the Company's Secretary, Executive Vice President-Legal Affairs and General Counsel, additional options to purchase 25,000 shares of its Common Stock, each of which vested immediately, has a term of ten years and provides for an exercise price equal to the Closing Price on the date of grant;

         (iv) on December 22, 1999, the Company's Compensation Committee granted to Jerry Darnell, the Company's Senior Vice President-Business Development, additional options to purchase 25,000 shares of its Common Stock, each of which options has a term of ten years and an exercise price equal to the Closing Price on the date of grant. Fifty percent of such options will vest on December 22, 2000, and the balance will vest on December 22, 2001; and

         (v) on each of April 9, 1999 and December 14, 1999, the Company's Compensation Committee granted to Dr. Nicholas Shashati, the President of the Company's wholly owned subsidiary, VisionCare of California, additional options to purchase 10,000 and 20,000 shares, respectively, of the Company's Common Stock, each of which options has a term of ten years, has an exercise price equal to the Closing Price on the date of grant and will vest on the second anniversary of the date of grant.

         The following table sets forth information concerning the options granted during 1999 to each of the Company's Named Executive Officers.

----------------------------------------------------------------------------------------------------------------
                                                                                            Potential Realizable
                                          % of Total                                        Value of Assumed
                        Number of         Options                                           Annual Rates of Stock
                        Shares            Granted to                                        Price Appreciation for
                        Underlying        Employees        Exercise                         Option Term
                        Options           in Fiscal        Price Per      Expiration        -----------
Name                    Granted           Year             Share          Date                5%            10%
----                    -------           ----             -----          ----
----------------------------------------------------------------------------------------------------------------
Joseph Silver           25,000                   2 %       $2.0000         12/3/09          $31,500    $ 79,750
----------------------------------------------------------------------------------------------------------------
Jerry Darnell           25,000                   2 %       $4.5000        12/22/09          $70,750    $179,250
----------------------------------------------------------------------------------------------------------------
                        10,000                   1 %       $3.0000         1/15/09          $18,900    $ 47,800
                        10,000                   1 %       $3.2500          4/9/09          $20,400    $ 51,800
William J. Young        20,000                   2 %       $4.1250         4/27/09          $51,900    $131,500
                        25,000                   2 %       $4.5000        12/22/09          $70,750    $179,250
----------------------------------------------------------------------------------------------------------------
Dr. Nicholas            10,000                   1 %       $3.2500          4/9/09          $20,400    $ 51,800
Shashati                20,000                   2 %       $6.3125        12/14/09          $79,350    $201,350
----------------------------------------------------------------------------------------------------------------



                AGGREGATED OPTIONS EXERCISED IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

-------------------------------------------------------------------------------------------------------------------------
                           Shares                              Number of Securities              Value of Unexercised In-
                          Acquired                            Underlying Unexercised             the-Money Options at FY-
                             on              Value             Options at FY-End (#)                     End ($)*
                          Exercise          Realized
Name                         (#)              ($)            Exercisable/Unexercisable          Exercisable/Unexercisable
----                         ---              ---            -------------------------          -------------------------
-------------------------------------------------------------------------------------------------------------------------
Dr. Alan Cohen                -                -                  358,334/466,667              $645,834/$312,499
Jerry Lewis                   -                -                   83,333/ -0-                 $   0.00/$0.00
Joseph Silver                 -                -                  243,569/243,569              $356,115/$0.00
Jerry Darnell                 -                -                  193,569/243,569              $145,177/$148,438
William Young                 -                -                   15,000/95,000               $ 10,313/$191,563
Dr. Nicholas Shashati         -                -                   10,000/30,000               $   0.00/$43,750
-------------------------------------------------------------------------------------------------------------------------

  ---------------

  * Based on the Nasdaq Stock Market composite closing price for the last business day of the fiscal year ($6.75). The stock options granted to the Named Executive Officers have exercise prices as follows: Dr. Alan
         Cohen: 66,667 shares at $6.4375, 150,000 shares at $8.9375, and 250,000 shares at $3.00; Mr. Jerry Lewis: 83,333 shares at $8.00; Mr. Joseph
         Silver:  193,569 shares at $6.00, 25,000 shares at $3.0625, and 25,000 shares at $2.00; Mr. Jerry Darnell: 193,569 shares at $6.00, 25,000 shares at $3.0625 and 25,000 shares at $4.50; Mr. William Young: 30,000 shares at $6.0625, 10,000 shares at $3.00, 10,000 shares at $3.25,
         20,000 shares at $4.125 and 25,000 shares at $4.50; and Dr Nicholas
         Shashati: 10,000 shares at $7.50, 10,000 shares at $3.25 and 20,000 shares at $6.3125.

Stock Price Performance Graph

         The following graph shows the annual cumulative total shareholder return for the fiscal year ended December 31, 1999 based on an assumed investment of $100. The Company's Common Stock began trading on the Nasdaq Stock Market on December 20, 1995 at a price of $7.50 per share. The graph compares the Company's performance with that of the S&P 500 Index and a peer group consisting of Cole National Corp., National Vision Associates, Ltd., Sight Resources Corp., and Laser Vision Centers, Inc.


                COMPARISON OF FOUR YEARS CUMULATIVE TOTAL RETURN
    Among Emerging Vision, Inc., S&P 500, and the Company selected Peer Group


                            [LINE CHART APPEARS HERE]



Date                    Emerging Vision           Peer Group         S & P Index

12/20/95                   $1.0000                  $1.0000            $1.0000

12/31/96                   $1.1000                  $0.9703            $1.2225

12/31/97                   $0.7583                  $1.1205            $1.6015

12/31/98                   $0.5917                  $1.1017            $2.0283

3/31/99                    $0.4083                  $1.0893            $2.1223

6/30/99                    $0.5000                  $1.1280            $2.2659

9/30/99                    $0.3583                  $0.6488            $2.1174

12/31/99                   $0.9000                  $0.4449            $2.4243

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors of the Company has furnished the following report on executive compensation:

Philosophy

         The compensation philosophy of the Company is to develop and implement policies that will encourage and reward outstanding performance, seek to increase the profitability of the Company, and maximize the Company's return on equity so as to increase shareholder value. Maintaining competitive compensation levels in order to attract and retain executives who bring valuable experience and skills to the Company is also an important consideration. The Company's executive compensation programs are designed to attract and retain talented individuals and motivate them to achieve the Company's business objectives and performance targets, including increasing long-term stockholder value.

         The Compensation Committee of the Board of Directors is comprised of the following three Directors: Dr. Robert Cohen, Dr. Alan Cohen and Mr. Joel Gold. Working with the Company, the Compensation Committee develops and implements compensation plans for the Company's executive officers.

Compensation Structure

         The Compensation Committee believes that it is in the best interests of the Company and its shareholders that its executive officers be compensated in a manner that provides such officers with a strong incentive to advance both the short-term and long-term interests of the Company.

         The annual cash compensation of most of the executive officers, including the Chief Executive Officer, consists primarily of annual salary and stock options. The Compensation Committee also has discretion to award bonuses to each of the executive officers. With respect to Jerry Darnell, the executive officer who, until April 17, 2000, was the Chief Operating Officer of the Company's franchise division, the Compensation Committee believes that it was (and is) important to compensate such individual with a measure that was directly related to the performance of such individuals's areas of responsibility. Accordingly, Mr. Darnell, in addition to his annual base salary, was entitled to a commission with respect to the franchise activities consummated by the Company during the year. The bases of such commissions are not disclosed herein because the Board of Directors has determined that it is confidential business information, the disclosure of which might have an adverse effect on the Company.

         Non-cash compensation of executive officers consists of options granted under the Company's 1995 Stock Incentive Plan. The stock options produce value for executives only if the Company's stock price increases over the option exercise prices. Although there are no particular targets with respect to the number of options granted to an executive officer, in general, the higher the level of an executive's responsibility, the larger this stock-based component of such person's compensation will be. In addition, in determining the size of option awards for a particular executive officer, the Compensation

Committee considers the amount of stock options awarded to other executive officers in a like position.

         The compensation of each executive officer (other than the Chief Executive Officer) is based on an annual review of such officer's performance by the Chief Executive Officer and his recommendations to the Compensation Committee; and the compensation of the Chief Executive Officer is determined by the Compensation Committee. In establishing and administering the variable elements in the compensation of the Company's executive officers, the Compensation Committee tries to recognize individual contributions, as well as overall business results. Compensation levels are also determined based upon the executive's responsibilities, the efficiency and effectiveness with which he/she marshals resources and oversees the matters under his/her supervision, and the degree to which he/she has contributed to the accomplishment of major tasks that advance the Company's goals.

Executive Officer Compensation for 1999

         During the fiscal year ended December 31, 1999, none of the Company's executive officers (other than William Young and Robert Greenberg) was employed pursuant to an employment agreement; however, as noted below, the term of Mr. Young's agreement expired in March 2000 and, as of the date hereof, has not yet been renewed. The base salary to which each executive officer was entitled for 1999 was based upon the Company's goal of attracting and retaining qualified executives and a comparison of executive base salaries paid to executives of other companies in the retail optical and related industries.

         During the fiscal year ended December 31, 1999, the following employee stock options were granted by the Compensation Committee to the Company's Named Executive Officers: William Young - 65,000; Joseph Silver - 25,000; Jerry Darnell - 25,000; and Dr. Nicholas Shashati - 30,000.

         Although the Compensation Committee believes that the compensation paid to its executive officers is comparable to compensation paid by similar companies, it has not made any independent investigation.

         The Compensation Committee feels that actions taken regarding executive compensation are appropriate in view of each individual's, as well as the Company's, overall performance.

Chief Executive Officer Compensation for 1999

         Dr. Alan Cohen served as the Company's President, Chief Executive Officer and Chief Operating Officer from October 15, 1998 through April 17, 2000, when he became President of the Company's retail optical store division. The terms of Dr. Cohen's employment by the Company provide for: (i) a base salary of $250,000 per year; (ii) 250,000 employee stock options granted to Dr. Cohen on October 15, 1998 (a portion of which was subject to certain vesting requirements); (iii) reimbursement of Dr. Cohen's medical insurance deductions; and (iv) the use of an automobile.

         On March 29, 2000, the Compensation Committee, with Dr. Alan Cohen abstaining, authorized an amendment to the Non-Qualified Stock Option Agreement (pursuant to which the aforesaid 250,000 options were previously granted to Dr. Cohen) to change the vesting date of the 83,333 options granted thereunder (which then were unvested), from October 15, 2000 to the first to occur of: (i) October 15, 2000; (ii) the date that Dr. Cohen shall have resigned as the Company's President and Chief Executive Officer; and (iii) the date of the occurrence of other specific events. Accordingly, as of April 17, 2000, the date of Dr. Cohen's resignation as the Company's President and CEO, all of such remaining options vested.

         In addition to the foregoing, on April 7, 2000, the Compensation Committee (with Dr. Alan Cohen abstaining) approved of the Company's continuing payment, to Dr. Cohen, of the salary then being paid to him (as well as continuing to afford him the same benefits then being afforded to him), all in consideration of his agreeing to serve as the President of the Company's retail optical store division.

         The Committee believes that Dr. Cohen's 1999 salary was reasonable in light of his leadership. The Committee believes that Dr. Cohen's 1999 compensation level reflected the Committee's confidence in him and the Company's desire to retain Dr. Cohen's talents, as the President, Chief Executive Officer and Chief Operating Officer of the Company.

Dated: April 18, 2000                     Respectfully submitted:

                                          THE COMPENSATION COMMITTEE
                                          By:      Robert Cohen
                                                   Alan Cohen
                                                   Joel Gold

Compensation Committee Interlocks and Insider Participation

         Dr. Robert Cohen, Dr. Alan Cohen and Mr. Joel Gold served on the Compensation Committee since it was formed in December, 1995. Mr. Gold was a Managing Director of Fechtor, Detwiler & Co., Inc. ("Fechtor"), which acted as one of the Underwriters in connection with the Company's initial public offering which was consummated in December, 1995. In addition, in connection with the Company's initial public offering, the Company granted to the Underwriters warrants to purchase 220,000 shares of Common Stock at an exercise price of $9.00 per share, which warrants are exercisable at any time until December 26, 2000. In March, 1996, Fechtor transferred 15,000 of such warrants to Mr. Gold, all of which were exercised by him in February, 2000.



                              EMPLOYMENT CONTRACTS

         In March, 1998, the Company and William J. Young entered into a written employment agreement pursuant to which Mr. Young was appointed as the Company's Chief Financial Officer and Treasurer, which agreement expired in March 2000. Such agreement provided for: (i) a term of two (2) years; (ii) an annual base salary of $125,000; (iii) an annual minimum bonus of $12,500; (iv) options to purchase up to 30,000 shares of the Company's Common Stock (one- half of which vested as of each of April 1, 1999 and 2000) at an exercise price equal to the Closing Price of the Company's Common Stock on March 30, 1998; (v) a monthly car allowance; and (v) life and disability insurance.

         On July 1, 1999, Robert Greenberg entered into five year employment agreement with the Company's 66.67% owned subsidiary, Insight, pursuant to which Mr. Greenberg was appointed as Insight's President and Chief Executive Officer. Under the terms of Mr. Greenberg's agreement, he is entitled to a base salary of $100,000 per year, as well as a monthly automobile expense allowance.

         On February 22, 2000, the Company and each of Gregory T. Cook, Sara V. Traberman and James E. Ewer entered into employment agreements, each having a term of three years.

         Pursuant to Mr. Cook's agreement, he was appointed to the position of President and CEO of the Company's Internet division at an initial annual base salary of $200,000, increasing by at least five percent for each year of the term thereafter. In addition, the agreement: (i) provided for the grant, to Mr. Cook, of options to purchase 800,000 shares of the Company's Common Stock, each at an exercise price equal to the Closing Price on the day immediately preceding the date of his commencement of employment ($8.0625), and one-third of which will vest as of the expiration of each year of the term thereof; and (ii) permits Mr. Cook to terminate such employment agreement upon the occurrence of certain specified events, whereupon the Company will be required to: (i) immediately vest all of the options previously granted to Mr. Cook; and (ii) pay to Mr. Cook severance pay in an amount equal to (x) all compensation which would have otherwise become payable to him through the original expiration date of the term of the agreement (February 22, 2003), plus (y) the sum of $2 million (the "Base Amount"), which Base Amount is to be reduced (under certain conditions) by the excess, if any, of the then fair market value of the options granted to Mr. Cook, over the exercise price thereof.

         Pursuant to the Company's agreement with Ms. Traberman (which is similar in form to Mr. Cook's), she was appointed as the Senior Vice President-Finance and Chief Financial Officer of such Internet division at an initial annual base salary of $150,000, together with options to purchase 400,000 shares of the Company's Common Stock, each of which has the same exercise price and vesting schedule as Mr. Cook's. In addition, such agreement affords her the ability to terminate the same upon the occurrence of certain specified events; provided, however, that for purposes of computing Ms. Traberman's severance pay, the Base Amount will be $1 million.

         Pursuant to the Company's agreement with Mr. Ewer (which is similar in form to Mr. Cook's), he was appointed as the Senior Vice President-Operations of such Internet division at an initial annual base salary of $140,000, together with options to purchase 200,000 shares of the Company's Common Stock, each of which has the same exercise price and vesting schedule as Mr. Cook's. In addition, such agreement affords him the ability to terminate the same upon the occurrence of certain specified events; provided, however, that for purposes of computing Mr. Ewer's severance pay, the Base Amount will be $500,000.

         On February 29, 2000, the Company and Joseph Silver entered into a one-year employment agreement pursuant to which Mr. Silver was continued in his employment as the Company's Executive Vice President-Legal Affairs, Secretary and General Counsel. Pursuant to said agreement (the term of which may be unilaterally extended, by the Company, for an additional one year term), Mr.

Silver is to be paid an annual base salary equal to the salary then being paid to him ($126,200, increasing by 5% during any renewal term thereof), together with an annual bonus of $15,000. In addition, under the agreement, Mr. Silver is: (i) to be provided with the use of an automobile; (ii) to receive a monthly car allowance; and (iii) entitled to life and disability insurance in specified limits. Furthermore, the agreement entitles the Company, subject to its compliance with certain conditions precedent, to terminate the same, at any time, without cause, on ninety days' prior notice to Mr. Silver and: (i) the payment, to Mr. Silver, of severance pay equal to six (6) months' base salary and six (6) months of the legal fees (as discussed below) otherwise payable to Mr. Silver; and (ii) the immediate vesting of the options granted to Mr. Silver in 2000.

         Pursuant to Mr. Silver's employment agreement, he is additionally entitled to a monthly legal fee payable by Sterling Vision of California, Inc. ("SVCI"), a wholly-owned subsidiary of the Company, pursuant to a separate legal fee retainer agreement that was executed simultaneously with his employment agreement and has a term coexistent therewith (the "Legal Fee Retainer Agreement"). Pursuant to the Legal Fee Retainer Agreement, SVCI will annually pay to Mr. Silver legal fees of $138,800 (which is equal to the legal fees then being paid to him by SVCI).

                     CERTAIN TRANSACTIONS AND OTHER MATTERS

Cohen Fashion Optical

         Drs. Robert and Alan Cohen are officers and directors of CFO, including its affiliate, Real Optical, LLC. ("REAL"). CFO, which has been in existence since 1978, owns a chain of company-operated and franchised retail optical stores doing business under the name "Cohen's Fashion Optical." As of April 15, 2000, CFO had 71 franchised stores and 17 company-owned stores (including one store operated by an affiliate of CFO); and REAL, which has been in existence since 1984, had three company-owned stores. In addition, CFO also licenses to retail optical stores the right to operate under the name "Cohen's Kids Optical" or "Ultimate Spectacle." As of April 15, 2000, there was one Ultimate Spectacle store located in the State of New York. CFO and REAL stores are similar to the Company's retail optical stores. CFO has been offering franchises since 1979 and currently has retail optical stores in the states of Connecticut, Florida, New Hampshire, Massachusetts, New Jersey and New York. In the future, Cohen's Fashion Optical, Cohen's Kids Optical or Ultimate Spectacle stores may be located in additional states. As of April 15, 2000, approximately 25 CFO stores were located in the same shopping center or mall as, or in close proximity to, the Company's retail optical stores. It is possible that one or more additional Cohen's Fashion Optical stores, Cohen's Kids Optical stores or Ultimate Spectacle stores may, in the future, be located near one or more of the Company's retail optical stores, thereby competing directly with such of the Company's stores. In addition, the Company's stores and certain of CFO's stores jointly participate, as providers, under certain third party benefit plans obtained by either the Company or CFO, which arrangement is anticipated to continue in the future.

         On April 9, 1997, the Independent Committee recommended, and the Board of Directors (with Drs. Robert and Alan Cohen abstaining) approved, of the Company entering into a consulting agreement with Meadows Management, LLC, a limited liability company owned by Drs. Robert and Alan Cohen ("Meadows"). Said agreement provided for cash compensation, for the period from inception through December 31, 1997, computed at the rate of three hundred thousand ($300,000) dollars per annum, and for the granting, to each of Drs. Robert and Alan Cohen, as the designees of Meadows, of options, each having a term of five years, to each purchase 150,000 shares of the Company's Common Stock at an exercise price equal to the closing price of the Company's Common Stock as of the date of such approval ($8.9375). The granting of said options was approved by the Company's shareholders at the 1997 Annual Meeting, were issued under the Company's 1995 Stock Incentive Plan and vested as follows: one-half (50%) immediately (April 9, 1997); and an additional one-sixth (16.67%) on each of April 9, 1998, 1999 and 2000.

         On May 15, 1998, CFO subleased to the Company its retail optical store located in Albany, New York (the "Albany Store"), including its furniture, fixtures and equipment. In May 1999, the Company sold to CFO the assets of one of its stores located in New York City (including the lease therefor) for the assets of the Albany Store (including the lease therefor) and such sublease was terminated.

         In March, 2000, the Company purchased the assets of the CFO store located at Irondequoit Mall, Rochester, New York and, in connection therewith, CFO terminated its lease for such store and the Company entered into a new lease for such premises.

Agreements and Transactions Between the Company and the Cohen Family

         During the fiscal year ended December 31, 1999, certain of CFO's employees rendered certain real estate and construction supervisory services to the Company in exchange for a fee paid by the Company. In addition, during the fiscal year ended December 31, 1999, CFO purchased products fabricated from the Company's poster reproduction system. The Company believes that the terms of these transactions were as favorable to the Company as could have been obtained from an unrelated party.

         An entity owned by Drs. Robert, Alan and Edward Cohen is the lessee of an office building located in East Meadow, New York. In April, 1996, the Company relocated all of its corporate offices to this building and initially subleased approximately 22,000 square feet (approximately 60% of the building), on a "net lease" basis, for a term of ten years at an aggregate base rental (in addition to a pro rata share of the building's real estate taxes and costs of operation) of $221,796 for the first three years, which amount increases gradually over the remainder of the term of the sublease. In February, 1998, the Company and such entity voluntarily agreed to reduce such space by approximately 2,500 square feet and, in connection therewith, agreed on a pro-rata reduction of such occupancy costs. A portion of the balance of the space not utilized by the Company is subleased to CFO by the entity which is the lessee of the entire building. The Company believes that the Company's rent with respect to such space is equal to the fair market rental value of such space. Such transaction was approved by the Independent Committee on February 23, 1996.

         In November, 1998, Broadway Partners ("Broadway"), a New York partnership owned by certain of Dr. Robert and Alan Cohen's children, accepted an offer to purchase, from the holder thereof, the Company's Non-Negotiable Subordinated Convertible Debenture issued in connection with its acquisition of substantially all of the retail optical assets of Benson Optical Co., Inc. and its affiliates; and, in March, 2000, the Company purchased, from Broadway, such Debentures for the sum of $550,000 based upon an independent, third party's appraisal of the then value thereof.

         On October 14, 1998, the Board of Directors authorized the Company to borrow up to $2 million from Broadway. The loans are payable, on demand, together with interest, calculated at the rate of twelve (12%) percent per annum, and are secured by a first lien upon, and security interest in, the assets of the Company's ambulatory surgery center located in Garden City, New York. During the 1999 fiscal year, the Company paid to Broadway interest, only, on said loan, in the aggregate amount of $147,546.

Insight Laser Centers, Inc. and Matters Relating to Robert and Kim Greenberg

         Robert and Kim Greenberg are married to one another. The Greenbergs and the Company are parties to a Stockholders' Agreement, dated as of July 1, 1999, pertaining to certain matters related to the ownership and operation of the Company's 66.67% owned subsidiary, Insight. The Agreement was entered into in connection with Insight's acquisition of substantially all of the assets of a related consulting business owned by Mr. Greenberg, as discussed below.

         As of July 1, 1999, Robert Greenberg ("Robert") and Kim Greenberg ("Kim"), as the sole owners of RBG Consulting, Ltd. ("RBG"), a New York corporation, caused RBG to contribute to the capital of Insight certain favorable agreements previously entered into between RBG and Summit Technologies, Inc., as well as cash, in the amount of $150,000 (less certain agreed upon expenses previously incurred by RBG and/or Robert in connection therewith), subject to RBG's obligations under a Promissory Note, in the principal amount of $150,000, and an Equipment Lease for a Summit Apex Laser System (which is currently installed in Insight's Soho, New York Center).

         In exchange, each of Robert and Kim received 16.67% of the total issued and outstanding equity interests in Insight.

         As of July 1, 1999, Kim entered into an employment agreement with Insight having a term of five (5) years, which agreement reflected an increase in her base salary, from $70,000 per year to $100,000 per year. In addition, the Company initially granted Kim 70,000, fully vested employee stock options, of which 15,000 options are presently outstanding, each with an exercise price of $5.00 per share.

         In addition, as of July 1, 1999, Robert was appointed as the President and Chief Executive Officer of Insight at an annual base salary of $100,000, pursuant to an employment agreement having a term of five (5) years. In exchange therefor, Robert agreed to the cancellation of 70,000 of the options previously granted to him by the Company.

         Under the Stockholders' Agreement, the Company and the Greenbergs have agreed to establish a Board of Directors consisting of seven members (two of whom are always agreed to be Drs. Robert and Alan Cohen), to be elected by the holders of a majority of the outstanding shares of Insight's Class A Common Stock. The Agreement further provides that for so long as the Greenbergs are employed by Insight under their respective employment agreements and are in good sanding thereunder, the Board also shall include the Greenbergs. In addition, the other Board members initially elected to the Board (following the Insight transaction with the Greenbergs) were Joseph Silver, Edward Celano and Sean Deson; and the parties also have agreed that the following persons would be appointed as officers of Insight for so long as the Stockholders' Agreement is in effect and those appointed to such offices are then in compliance with their obligations under the Stockholders' Agreement (and, in the case of each of Robert and Kim Greenberg), are in compliance under their respective employment agreements):

                  President/CEO              Robert Greenberg
                  Executive Vice President   Kim Greenberg
                  Secretary/General Counsel  Joseph Silver

         Commencing April 10, 2000, the Stockholders' Agreement further provides the Company with an option to purchase the shares of Class A Common Stock owned by the Greenbergs at a price and on terms specified, by the Company, at the time the option is exercised, subject to certain terms specified in the Stockholders' Agreement. The Greenbergs have the right to make a counteroffer to purchase the 66.67% of Insight's Class A Common Stock owned by the Company, on the same terms and conditions originally set by the Company. Any sale so consummated is subject to upward adjustment in the event Insight consummates a public offering within nine months after such sale, to give the seller the benefit of any increase in stock value.

         Under the Stockholders' Agreement, in the event of a termination of employment of either of the Greenbergs for cause, the Company has the right to purchase the shares of Class A Common Stock owned by the terminated executive at a price to be computed in accordance with the terms of the Stockholders' Agreement. In the event of such a termination, the terminated executive, under his or her employment agreement, also has agreed not to compete with Insight for a period of one year following such termination.

         The Stockholders' Agreement terminates: (i) upon the written consent of the parties; (ii) upon the dissolution, liquidation or sale of substantially all of the assets of Insight; (iii) in the event Emerging Vision on the one hand, or the Greenbergs on the other hand, no longer own shares of Insight; or (iv) upon Insights' consummation of an initial public offering or one or more private placements generating gross proceeds to Insight of not less than $10 million.

         On March 23, 2000, the Company loaned Insight the principal amount of $150,000, payable with interest, to be computed at the rate of 10% per annum. Such indebtedness, together with the interest thereon, is due on September 23, 2000, subject to prepayment in the event Insight raises gross proceeds in excess of $850,000 in connection with a proposed private placement of its

Class A Common Stock. In such event, the proceeds from the offering in excess of $850,000 will be applied first to repay this indebtedness.

Franchise Interest by Certain Members of Management and their Families

         Joseph Silver, together with his wife, are the shareholders of RJL Optical, Inc. ("RJL"), the franchisee of the Sterling Optical Center located in Great Neck, New York. In November, 1995, RJL entered into a management agreement whereby the Company operates such store on behalf of RJL in exchange for the payment to it of a fee, equal to 5% of the gross revenues of the store, subject to such store generating sufficient cash flow proceeds to pay such amount. In addition, RJL has agreed to sell the assets of, and the franchise for, its Sterling Optical Center at a certain established, minimum purchase price.

Transactions with Dura-Lab, Inc.

         In March, 1997, the Company commenced purchasing a portion of its ophthalmic lenses from Dura-Lab, Inc., a company owned, in part, by certain of each of Drs. Robert and Alan Cohen's children, at prices which the Company believes to be not more than those charged by other distributors of similar type lenses. During the 1999 fiscal year, approximately $541,000 was paid to Dura-Lab, Inc., by the Company, for such lenses.

Tax Indemnities

         In connection with the Company's initial public offering, the Company agreed to indemnify the shareholders of the Company immediately prior to the Company's initial public offering for any tax liability arising from a determination, after consummation of the initial public offering, that the Company's reported income was understated for any period prior to the consummation of the initial public offering; provided that such indemnity is limited to an adjustment equal to the amount by which the Company's deferred tax liability is reduced as a result of such determination. Additionally, if and to the extent any shareholder, who was a shareholder immediately prior to the Company's initial public offering, receives a tax refund as a result of a determination, after consummation of the initial public offering, that the Company's reported income was overstated for any period prior to the consummation of the initial public offering, such shareholder will be required to pay such amount to the Company.

Item 2. RATIFICATION OF APPOINTMENT OF AUDITORS (PROPOSAL NO. 2)

         On March 30, 2000, the members of the Company's Audit Committee recommended to the Board that it continue to retain Arthur Andersen, LLP ("Andersen") as the Company's principal accountants for the 2000 calendar year subject, however, to the ratification thereof by the Company's shareholders at the Annual Meeting.

         In connection with the audit of the two fiscal years ended December 31, 1998 and 1999, the Andersen reports did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the two fiscal years ended

December 31, 1998 and 1999, there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of such firm, would have caused it to make reference to the subject matter of the disagreement as part of its report.

         If the foregoing appointment of Andersen is not ratified by the shareholders, the Board of Directors will appoint another firm of independent public accountants whose appointment, for any period subsequent to the Annual Meeting, will be subject to the approval of the Company's shareholders at that Meeting.

         A representative of Andersen is expected to be present at the Annual Meeting and will have an opportunity to make a statement, should he or she so desire, and to respond to appropriate questions.

Vote Required for Ratification of Appointment of Auditors

         Ratification of the selection of Andersen, as the Company's independent public accountants, will require the affirmative vote of the holders of a majority of the votes cast at the Annual Meeting by the holders of shares of Capital Stock entitled to vote thereon.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP.

                                     GENERAL

Other Matters

         The Board of Directors does not know of any matters that are to be presented at the Annual Meeting other than those stated in the Notice of Annual Meeting and referred to in this Proxy Statement. If any other matters should properly come before the Annual Meeting, it is intended that the proxies in the accompanying form, will be voted as the persons named therein may determine, in their discretion.

         The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 is being mailed to shareholders together with this Proxy Statement.

Solicitation of Proxies

         The cost of solicitation of proxies in the accompanying form will be borne by the Company, including expenses in connection with preparing and mailing this Proxy Statement. In addition to solicitation of proxies by mail, Directors, officers and employees of the Company (who will receive no additional compensation therefor) may solicit the return of proxies by telephone, telegram or personal contact. Arrangements have also been made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse them for the reasonable out-of-pocket expenses incurred by them in connection therewith.

         Each holder of the Company's Capital Stock who does not expect to be present at the Annual Meeting or who plans to attend but who does not wish to vote in person, is urged to fill in, date and sign the enclosed Proxy and return it promptly in the enclosed return and envelope.

Shareholder Proposals

         If any shareholder of the Company intends to present a proposal for consideration at the next Annual Meeting of Shareholders and desires to have such proposal included in the Proxy Statement and form of Proxy distributed by the Board of Directors with respect to such meeting, such proposal must be received at the Company's principal executive offices, 1500 Hempstead Turnpike, East Meadow, New York 11554, Attention: Joseph Silver, not later than December 15, 2000.

                                      By Order of the Board of Directors

                                      By:  \s\ Joseph Silver
                                          ----------------------------
                                               JOSEPH SILVER,
                                               Secretary

April 28, 2000

PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                            OF EMERGING VISION, INC.

              ANNUAL MEETING OF SHAREHOLDERS: FRIDAY, MAY 26, 2000


         The undersigned shareholder of Emerging Vision, Inc., a New York corporation (the "Company"), hereby appoints Mr. Gregory T. Cook, Mr. William Young and Mr. Joseph Silver, or any of them, voting singly in the absence of the others, as his/her/its attorney(s) and proxy(ies), with full power of substitution and revocation, to vote, as designated on the reverse side, all of the shares of Common Stock of Emerging Vision, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at The Sky Club, 200 Park Avenue, 56th Floor, New York, New York 10166, at 9:00 a.m. (local time), on Friday, May 26, 2000, or any adjournment or adjournments thereof, in accordance with the instructions on the reverse side hereof.

         This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted "FOR" each of the nominees listed in Proposal No. 1 and "FOR" Proposal No. 2. The proxies are authorized to vote as they may determine, in their discretion, upon such other business as may properly come before the Meeting.

--------------------------------------------------------------------------------
                             oFOLD AND DETACH HEREo

Please mark                |X|
your votes as
indicated in
this example




The Board of Directors recommends a vote "FOR" Items 1 and 2


Item 1 - ELECTION OF CLASS 1 DIRECTORS:


                      FOR  WITHHELD
NOMINEES:

William F. Stasior    |_|   |_|
Suresh V. Mathews     |_|   |_|
Gregory T. Cook       |_|   |_|

WITHHELD FOR: (Write that nominee's name in the space provided below):

-----------------------------------------------

                           FOR    AGAINST   ABSTAIN

ITEM 2 - RATIFICATION OF    / /     / /       / /
  APPOINTMENT OF ARTHUR
  ANDERSEN LLP



                                     The proxies are authorized to vote as they may determine, in their discretion, upon such other business as may properly come before the meeting.


Signature:                        Signature:                    Date:
            ---------------------             ----------------       ----------
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.